Valeritas Announces Second Quarter 2019 Financial Results
Year-Over-Year Volume Growth in Target Accounts Grew 36%

BRIDGEWATER, N.J., Aug. 08, 2019 (GLOBE NEWSWIRE) -- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of V-Go® Wearable Insulin Delivery device, a simple, all-in-one, wearable insulin delivery option for patients with diabetes, today announced financial results for the second quarter ended June 30, 2019.
Second Quarter and Recent 2019 Highlights

•	Revenues grew to $7.5 million, up 16% versus the second quarter of 2018

•	Total prescriptions grew 22% year-over-year, driven by a 36% increase in target accounts

•	V-Go was adopted by three major commercial managed care organizations with preferred status, allowing patients easier access and lowering out of pocket expenses

•	Disposable patch-like devices such as V-Go were added to the American Diabetes Association Standards of Medical Care in Diabetes - 2019

•	Announced preclinical results demonstrating the Company's proprietary h-Patch™ wearable drug delivery device as an effective option for continuous infusion for Cannabidiol (CBD) and Apomorphine
“Strong growth in prescription volume in the second quarter demonstrate that our company-wide execution is accelerating the adoption of V-Go as a compelling tool to help patients with type 2 diabetes better manage their disease,” said John Timberlake, President and Chief Executive Officer. “We are confident that the combination of our V-Go Cares™ program combined with the increased production of our new sales representatives will enable us to achieve our goal of generating 30% year-over-year revenue growth in the second half of 2019.”
Second Quarter 2019 Financial Highlights
Total revenue for the second quarter of 2019 was $7.5 million, a 16% increase as compared to the second quarter of 2018, and a 17% increase over the first quarter of this year.
The increase in the Company’s revenue was driven by prescription growth in the Company’s targeted territories as U.S. total and new prescriptions in targeted accounts grew 36% and 42% year-over-year, respectively.  Overall, total prescriptions for the second quarter grew more than 22%, as prescriptions in our non-targeted accounts declined 7% year-over-year.
Gross profit in the second quarter of 2019 was $3.7 million, an increase of 20% versus $3.1 million in the same period in 2018. Gross margin increased by over 190 basis points to 49.5% compared to the second quarter of 2018 due primarily to the increase in unit sales of V-Go, partially offset by a slight decrease in the net selling price of V-Go.
Operating expenses for the second quarter of 2019 were $16.8 million, an increase of 28% from $13.1 million in the second quarter of 2018 largely due to an increase in SG&A expenses primarily related to the planned 50% increase in the U.S. field sales force, which was completed by the end of the first quarter of 2019, as well as a 15% increase in commercial spend supporting our expanded sales team.
Operating loss in the second quarter of 2019 was $13.1 million, as compared to $10.0 million in the second quarter of 2018, primarily due to an increase in SG&A expenses as previously noted. Net loss in the second quarter of 2019 was $14.0 million, compared to $11.0 million in the second quarter of 2018, which was primarily due to the increase in SG&A expense as previously noted.
Total cash and cash equivalents were $27.3 million as of June 30, 2019.  During the second quarter, the Company sold $3.8 million of its common stock, net of fees, through its ATM program with B. Riley FBR.

Guidance
Based on the continued strong prescription trends experienced through July offset by slightly greater pressure on net price, Valeritas projects revenue for 2019 will now be approximately $31.0 million to $33.0 million representing annual growth of roughly 22% at the midpoint of the range. The Company anticipates gross margin to trend upward throughout 2019 as its revenue growth accelerates each quarter in the second half of 2019, and it expects to exit the fourth quarter of 2019 with gross margins between 52% and 54%.
Conference Call Information
Valeritas will hold a conference call to discuss the results today, Thursday, August 8, 2019, at 4:30 PM ET. The dial-in numbers are (833) 299-8115 for domestic callers and (647) 689-4542 for international callers. The conference ID number is 7075187. A live webcast of the conference call will be available on the investor relations section of the Valeritas corporate website at www.valeritas.com.
About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with type 2 diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours, and it provides discreet on-demand bolus dosing at mealtimes.  It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.
More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, twitter.com/Valeritas_US.
Forward-Looking Statements
This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans; Valeritas' expected cash burn rate and its ability to continue to increase new and total prescription growth; the effects of the reverse stock split on the trading price of Valeritas’ common stock, in both the short and long-term; the ability to continue to commercialize the V-Go® Wearable Insulin Delivery device with limited resources; competition in the industry in which Valeritas operates and overall market conditions; the inherent uncertainties associated with developing new products or technologies; the potential commercial use of the h-Patch™ technology for subcutaneous delivery of Apo or CBD is dependent on Valeritas’ ability to identify one or more potential collaboration partners and enter into mutually agreeable collaboration agreements; our statements that (i) subcutaneous Apo infusions appears to offer qualitatively comparable benefits to that of oral levodopa and (ii) based on initial studies, subcutaneous infusion of CBD appears to offer several distinct advantages over oral dosing of CBD, and other potential benefits of the h-Patch™ technology to deliver Apo or CBD is based on third-party clinical studies not conducted by Valeritas; however, additional studies or research may be needed by our potential partners to demonstrate to the U.S. Food and Drug Administration (“FDA”) that delivery of Apo or CBD via the h-Patch™ technology will offer consistent results to the initial Valeritas study; and the FDA or other regulatory agencies may require Valeritas’  collaboration partners to demonstrate the safety or effectiveness of subcutaneous infusion of Apo or CBD through the h-Patch™ technology before  either of those products can be commercialized, which can be a lengthy, and uncertain process. Statements or claims made by third parties regarding the efficacy or functionality of V-Go as compared to other products are statements made by such individual and should not be taken as evidence of clinical trial results supporting such statements or claims. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.  Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.
Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769

ir@valeritas.com
Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
206-451-4823
pr@valeritas.com

Valeritas Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share and per share data)

	June 30, 2019	December 31, 2018

Assets
Current assets:
Cash and cash equivalents	$27,259	$47,758
Accounts receivable, net	5,646	6,294
Inventories, net	8,609	6,824
Prepaid expense and other current assets	1,469	1,200
Total current assets	42,983	62,076
Property and equipment, net	6,713	6,097
Right-of-use assets	2,494	—
Other assets	563	447
Total assets	$52,753	$68,620
Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$4,930	$4,916
Accrued expense and other current liabilities	11,226	8,851
Current portion of operating lease obligations	377	—
Current portion of financing lease obligations	132	123
Total current liabilities	16,665	13,890
Long-term debt, related parties (net)	41,680	40,192
Operating lease obligations	2,244	—
Deferred rent	—	109
Financing lease liabilities	72	140
Total liabilities	60,661	54,331
Commitments and contingencies
Stockholders' equity (deficit)
Convertible preferred stock, $0.001 par value, 50,000,000 shares authorized at June 30, 2019; 2,750,000 shares issued and outstanding at June 30, 2019 and December 31, 2018. (aggregate liquidation value of $32,511 and $31,411 at June 30, 2019 and December 31, 2018, respectively)	3	3
Common stock, $0.001 par value, 300,000,000 shares authorized; 5,988,616 shares issued and 5,988,224 shares outstanding at June 30, 2019 and 4,997,544 shares issued and 4,997,152 shares outstanding at December 31, 2018.	6	5
Additional paid-in capital	540,681	534,176
Accumulated deficit	(548,574)	(519,871)
Treasury stock, at cost (392 shares)	(24)	(24)
Total stockholders' equity (deficit)	(7,908)	14,289
Total liabilities and stockholders' equity (deficit)	$52,753	$68,620

Valeritas Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue, net	$7,514	$6,497	$13,917	$12,578
Cost of goods sold	3,796	3,405	7,154	6,589
Gross margin	3,718	3,092	6,763	5,989
Operating expense:
Research and development	1,866	1,860	3,536	3,924
Selling, general and administrative	14,907	11,228	30,158	22,693
Total operating expense	16,773	13,088	33,694	26,617
Operating loss	(13,055)	(9,996)	(26,931)	(20,628)
Other income (expense), net:
Interest expense, net	(958)	(939)	(1,819)	(1,878)
Other income (expense), net	(6)	(25)	47	(28)
Total other income (expense), net	(964)	(964)	(1,772)	(1,906)
Loss before income taxes	(14,019)	(10,960)	(28,703)	(22,534)
Provision for income taxes	—	—	—	—
Net loss	$(14,019)	$(10,960)	$(28,703)	$(22,534)
Preferred stock dividend	$(550)	$(550)	$(1,100)	$(1,100)
Net loss attributable to common stockholders	$(14,569)	$(11,510)	$(29,803)	$(23,634)
Net loss per share of common shares outstanding - basic and diluted	$(2.73)	$(12.46)	$(5.64)	$(36.97)
Weighted average common shares outstanding - basic and diluted	5,333,422	923,727	5,287,659	639,358